Exhibit 14

Consent of Independent Registered Public Accounting Firm

The Board of Directors/Trustees of

Nuveen Dividend Advantage Municipal Fund 3

Nuveen Municipal Advantage Fund, Inc.

Nuveen Premium Income Municipal Fund 4, Inc.

Nuveen Dividend Advantage Municipal Fund 2

We consent to the use of our reports dated December 26, 2014 with respect to the financial statements of Nuveen Dividend Advantage Municipal Fund 3, Nuveen Municipal Advantage Fund, Inc., Nuveen Premium Income Municipal Fund 4, Inc., and Nuveen Dividend Advantage Municipal Fund 2, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” and “Experts” in the Joint Proxy Statement/Prospectus, and “Experts” in the Statement of Additional Information filed on Form N-14.

/s/ KPMG LLP

Chicago, Illinois

October 15, 2015